Exhibit 10.40

Execution Copy

EQUITY SUBSCRIPTION AGREEMENT

THIS EQUITY SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of October 15th, 2007, by and among

(i) PYPO DIGITAL COMPANY LIMITED (the “Company”), an exempted company incorporated and existing under the Laws of the Cayman Islands;

(ii) BEIJING PYPO TECHNOLOGY GROUP COMPANY LIMITED (“Beijing Pypo”), a limited company incorporated and existing under the Laws of the People’s Republic of China;

(iii) ARCH Digital Holdings Ltd. (the “Investor”), an exempted company incorporated and existing under the Laws of the British Virgin Islands;

(iv) Golden Meditech Company Limited (“Golden Meditech”), a company incorporated under the Laws of the Cayman Islands, the shares of which are listed on the Growth Enterprise Market (“GEM”) of the Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”) as “8180.HK”;

(vi) China Bright Group Co., Ltd. (“China Bright”), a company incorporated under the Laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”);

(v) Style Technology Development Limited (“Style Tech”), a company incorporated under the Laws of Hong Kong; and

(vi) Mr. ZHANG Kuo a citizen of the People’s Republic of China (“Zhang”), Mr. FEI Dongping a citizen of the People’s Republic of China (“Fei”), and Mr. Francis WAN a resident of Hong Kong (“Wan”, and together with Golden Meditech, China Bright, Style Tech, Zhang and Fei, the “Sponsors”).

The foregoing parties shall be hereinafter referred to collectively as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Golden Meditech owns beneficially and of record all the equity securities of China Bright;

WHEREAS, Wan owns beneficially and of record all the equity securities of Trend Focus Limited (the “Trend Focus”), a company incorporated and existing under the Laws of British Virgin Islands, which in turn owns beneficially and of record all the equity securities of Style Tech;

Execution Copy

WHEREAS, the Company owns beneficially and of record all the equity securities of Pypo Holdings (HK) Company Limited (“PDH(HK)”), a company incorporated and existing under the Laws of Hong Kong;

WHEREAS, each of China Bright and Style Tech owns beneficially and of record 50% of the equity securities of the Company;

WHEREAS, it is contemplated that immediately prior to and after the Closing PDH(HK) will own all the registered capital of Beijing Pypo; and

WHEREAS, the Company, the Investor, Beijing Pypo and the Sponsors desire to enter into this Agreement, pursuant to which the Investor will make a capital contribution to the Company of US$90,000,000 at the Closing in exchange for 33% enlarged equity interests in the Company (the “Investment”);

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements undertaken in this Agreement, the sufficiency and adequacy of which the Parties hereby acknowledge, the Parties, intending to be legally bound, hereby agree as follows:

1. Definitions. The following terms are not defined in the text of the Agreement and shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Beijing Pypo Group” means Beijing Pypo and each Person that is, directly or indirectly, Controlled by Beijing Pypo.

“Contract” means a legally binding contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, or license, whether oral or in writing.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Environmental Law” means any and all applicable current or future PRC or non-PRC national, federal, state, or local Law, statutes, rules, regulation, order, ordinance, guidance document, judgment, authorization by any Governmental Authority, or any other requirement of any Governmental Authority relating to (a) environmental matters, (b) the generation, use, storage, transportation or disposal of Hazardous Substances, or (c) occupational safety and health, industrial hygiene, handling and disposal of medical waste, land use or the protection of human, plant or animal health or welfare, in any manner applicable to any member of Beijing Pypo Group.

“Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Guaranteed Net Profit” means with respect to each Retailer (as defined in Section 8.3 below), the annualized net profit for the first audited fiscal year of such Retailer, as set forth in the audited financial statements of such Retailer, provided as a schedule to the respective Retailer acquisition agreement, which financial statements shall be audited and certified by an independent certified public accountant acceptable to the Investor.

“Hazardous Substances” means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances,” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or “EP toxicity,” and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore, asbestos or asbestos-containing materials, and medical waste.

“Intellectual Property” means all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, processes, compositions of matter, formulas, designs, inventions, proprietary rights, know-how and any other confidential or proprietary information owned or otherwise used by Beijing Pypo Group.

“Key Employees” means collectively, Zhang, the Chairman of the Board of the Directors of Beijing Pypo, and Fei, the Chief Executive Officer of Beijing Pypo.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Liabilities” means, with respect to any Person, all liabilities owing by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation.

“Material Adverse Effect” means any (a) event, occurrence, fact, condition, change or development that has had a material adverse effect on the operations,

results of operations, financial condition, prospects, customer or supplier relations, employee relations, assets or Liabilities of each member of Beijing Pypo Group, and their Subsidiaries, taken as a whole, or (b) material impairment of the ability of any member of Beijing Pypo Group or any of their Subsidiaries to perform their respective material obligations hereunder or under the other Principal Agreements, as applicable.

“Memorandum and Articles” means the memorandum of association and the articles of association of the Company, as amended and restated from time to time.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.0001 per share.

“Permitted Liens” means (i) Liens for taxes not yet delinquent or the validity of which are being contested and (ii) Liens incurred in the ordinary course of business, which (x) do not in the aggregate materially detract from the value of the assets that are subject to such Liens and (y) were not incurred in connection with the borrowing of money.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“Plan of Restructuring” means the Plan of Restructuring attached hereto as Schedule I, as amended from time to time by mutual written consent of the Parties hereto.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Principal Agreements excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Principal Agreements” means, collectively, this Agreement and the Shareholders and Sponsors Agreement (as defined below), the Indemnification Agreement (as defined below) and the Commitment and Non-Compete Agreement (as defined below).

“Related Party” shall mean, with respect to any Person, (a) any Affiliate of such Person, (b) each Person that serves as a director, officer, partner, executor, or trustee of such Person (or in any other similar capacity), and his/her family members, (c) any Person with respect to which such Person serves as a general partner or trustee (or in any other similar capacity), (d) any Person that has direct or indirect beneficial ownership of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity interests (a “Material Interest”) in such Person, (e) any Person in which such Person holds a Material Interest, and (f) if such Person is an individual, any Person who is a family member of such Person.

“Restructuring” means collectively, the transactions as described in the Plan of Restructuring and any other transactions contemplated by the Parties hereto.

“RMB” means Remenbi, the lawful currency of PRC.

“Subsidiary” means, with respect to any given Person, any Person that is not a natural Person and that is Controlled by such given Person.

“Tax” means any national, provincial or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or any other type of tax, levy, assessment, custom duty or charge imposed by any Governmental Authority, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any loss or Liabilities incurred in connection with the determination, settlement or litigation of any Liabilities arising therefrom.

“Tax Return” means any tax return, declaration, report, estimate, claim for refund, claim for extension, information return, or statement relating to any Taxes, including any schedule or attachment thereto.

2. Purchase and Sale of Shares.

2.1 Sale and Issuance of Ordinary Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined herein below), the Investor agrees to subscribe for and purchase, and the Company agrees to issue and sell to the Investor, 90,000,000 Ordinary Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles, at a purchase price of US$1.00 per share for an aggregate amount of consideration of US$90,000,000 (the “Purchase Price”), to be paid in accordance to Section 2.2(iii).

2.2 Closing.

(i) The purchase and sale of the Ordinary Shares hereunder shall take place at such time and date, remotely or at such location to be mutually agreed to by the Parties (which time, date and place are designated as the “Closing”);

(ii) At the Closing, the Company shall deliver to the Investor (a) a copy of the updated Register of Members reflecting the issuance to the Investor of the Ordinary Shares purchased by the Investor hereunder, and (b) a certificate or certificates representing the Ordinary Shares purchased by the Investor hereunder; and

(iii) At the Closing, the Investor shall deliver the Purchase Price by wire transfer of immediately available U.S. dollar funds to the bank account designated in writing by the Company prior to the Closing (the “Company Account”).

2.3 Company Account. The Company Account into which the Purchase Price is to be deposited at Closing shall be an interest bearing account with a reputable bank in Hong Kong as may be agreed upon by the Sponsors and the Investor. Upon the Closing, Kong Kam Yu, and Allan Liu (or his successor appointed by the Investor) shall be named as the signatories under such Company Account and any withdrawal, disbursement or payment from, or any other transactions relating to, such Company Account shall require the signature of both Kong Kam Yu and Allan Liu (or his successor appointed by the Investor). Allan Liu (or his successor appointed by the Investor) shall never be removed as a signatory of the Company Account.

3. Representations and Warranties of the Sponsors and Beijing Pypo. Subject to such exceptions as may be specifically set forth in the Disclosure Schedule which the Sponsors and Beijing Pypo shall deliver to the Investor promptly after the date hereof and in any event prior to the Closing (the “Disclosure Schedule”), each of the Sponsors and Beijing Pypo, jointly and severally, represents and warrants to the Investor that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, and on and as of the date of the Closing, if not the same date as the date of this Agreement, with the same effect as if made on and as of the date of the Closing.

3.1 Organization, Good Standing and Qualification. Each member of Beijing Pypo Group is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each member of Beijing Pypo Group has all requisite legal and corporate power and authority to carry on its business as now conducted, and is duly qualified to transact business in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect.

3.2 Capitalization and Voting Rights. Section 3.2 of the Disclosure Schedule sets forth the complete and accurate shareholding structure of China Bright, Style Tech, Trend Focus, PDH(HK), each member of Beijing Pypo Group and such member’s Subsidiary(ies) (collectively, the “Affiliated Entities”), including but not limited to: (i) record and beneficial owners of each of the Affiliated Entities, and (ii) share capital or registered capital of each of the Affiliated Entities. All share capital or registered capital of each of the Affiliated Entities has been duly and validly issued (or subscribed for), is fully paid and non-assessable, free of Liens, encumbrance and any restrictions on transfer (except for any restrictions on transfer under applicable Laws). No share capital or registered capital of any Affiliated Entities was issued or subscribed to in violation of the preemptive rights of any person, terms of any agreement or any Laws, by which each such Person at the time of issuance or subscription was bound. Except as set forth in Section 3.2 of the Disclosure Schedule, (i) there are no resolutions pending to increase the share capital or registered capital of any Affiliated Entities; (ii) there are no outstanding options, warrants, proxy, agreements, pre-emptive rights or other rights relating to the share capital or registered capital of any Affiliated Entities, other than as contemplated by the Principal Agreements; (iii) there are no outstanding Contracts or other agreements under which any Person purchases or otherwise acquires, or has the right to purchase or otherwise acquire, any interest in the share capital or registered capital of any Affiliated Entities, other than the Principal Agreements; (iv) there are no dividends which have accrued or been declared but are unpaid by any Affiliated Entities; and (v) there are no outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Affiliated Entities.

3.3 Authorization. Each of the Sponsors and Beijing Pypo has full power and authority to enter into this Agreement, and the other Principal Agreements to which it/he/she is a party. This Agreement and the other Principal Agreements to which any of the Sponsors or Beijing Pypo is a party, when executed and delivered by such Sponsors and/or Beijing Pypo, will constitute valid and legally binding obligations of such Sponsors and/or

Beijing Pypo, enforceable against it/him/her in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.4 Tax Matters.

(i) The provisions for Taxes as shown on the balance sheet included in the Financial Statements (as defined in Section 3.6 below) are sufficient in all material respects for the payment of all accrued and unpaid applicable Taxes of each member of Beijing Pypo Group as of the date of each such balance sheet, whether or not assessed or disputed as of the date of each such balance sheet. There have been no extraordinary examinations or audits of any Tax Returns or reports by any applicable Governmental Authority. Each member of Beijing Pypo Group (A) has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed under the applicable Laws; (B) other than unpaid Taxes that are in contest with tax authorities by any member of Beijing Pypo Group in good faith or nonmaterial in amount, have paid, or made provision for the payment of, all Taxes that have become due, and have withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party; and (C) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(ii) No member of Beijing Pypo Group, or, the shareholders of any member of Beijing Pypo Group solely by virtue of its status as shareholder of any member of Beijing Pypo Group, has personal liability under local Law for the debts and claims of the relevant entity. There has been no communication from any tax authority relating to or affecting the tax classification of any member of Beijing Pypo Group.

(iii) Each Tax Return referred to in paragraph (i) above was properly prepared in compliance with applicable Law and was true, correct and complete in all material respects as of its respective date. None of such Tax Returns contains a statement that is false or misleading in any material respect or omits any matter that is required to be included or without which the statement would be false or misleading in any material respect. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate tax authority or in such Tax Return, as may be required by the applicable Law. All records relating to such Tax Returns or to the preparation thereof required by applicable Law to be maintained by applicable member of Beijing Pypo Group have been duly maintained.

(iv) There are no material unresolved questions or claims concerning any Tax Liabilities of any member of Beijing Pypo Group. There is no pending dispute with, or notice from, any taxing authority relating to any of the Tax Returns filed by any member of Beijing Pypo Group which, if determined adversely to such member, could result in the assertion by any taxing authority of any valid deficiency in a material amount for Taxes, and to the knowledge of each of the Sponsors and the applicable member(s) of Beijing Pypo Group, there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any member of Beijing Pypo Group. No member of Beijing Pypo

Group has been the subject of any examination or investigation by any tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any tax authority relating to the conduct of its business or the payment of withholding of Taxes. No member of the Beijing Pypo Group is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

3.5 Constitutional Documents; Books and Records. Except for amendments necessary to satisfy representations and warranties or conditions contained herein (the forms of which amendments have been approved by the Investor), the accurate and complete copies of the constitutional documents of each member of Beijing Pypo Group have been provided to the Investor. Each member of Beijing Pypo Group maintains in all material respects its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Statements (as defined herein below) to be prepared in accordance with the Hong Kong Financial Reporting Standards.

3.6 Financial Statements. Section 3.6 of the Disclosure Schedule sets forth, and the Company has delivered to the Investor, (a) the audited consolidated statements of operations and cash flows of Beijing Pypo Group for the fiscal years ended December 31, 2004 and December 31, 2005 prepared in accordance with the Hong Kong Financial Reporting Standards, (b) the audited consolidated balance sheets of Beijing Pypo Group as of December 31, 2004 and December 31, 2005 prepared in accordance with the Hong Kong Financial Reporting Standards, (c) the unaudited consolidated statements of operations and cash flow of Beijing Pypo Group for the fiscal years ended March 31, 2006 and March 31, 2007, and the first five (5) months of fiscal year 2007 ended on August 31, 2007 (the “Statement Date”) and (d) the unaudited consolidated balance sheets of Beijing Pypo Group as of March 31, 2006, March 31, 2007 and August 31, 2007, respectively (collectively, the “Financial Statements”). The Financial Statements are (x) complete and correct in all material respects and present fairly the financial condition and position of Beijing Pypo Group as of their respective dates, in each case except as disclosed therein and except for the absence of notes, (y) prepared in accordance with the Hong Kong Financial Reporting Standards applied on a consistent basis, and (z) audited and certified by a “big four” accounting firm or other independent certified public accountant acceptable to the Investor.

3.7 Changes. Since the Statement Date, except as contemplated by this Agreement and except as set forth in Section 3.7 of the Disclosure Schedule, there has not been:

(i) any change in the assets, Liabilities, financial condition or operations of Beijing Pypo Group from that as reflected in the Financial Statements, other than changes in the ordinary course of business, or those changes which could not reasonably be expected to have a Material Adverse Effect;

(ii) any waiver by a member of Beijing Pypo Group of a valuable right of value or of a debt owed to it;

(iii) any incurrence of or commitment to incur any indebtedness by a member of Beijing Pypo Group for money borrowed, other than such indebtedness incurred in the ordinary course of business;

(iv) any resignation or termination of any Key Employee;

(v) any satisfaction or discharge of any Lien or payment of any obligation by any member of Beijing Pypo Group, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operation or business of such entities as presently conducted;

(vi) any material change, amendment to or termination of a Material Contract (as defined below in Section 3.10(i));

(vii) any change in any compensation arrangement or agreement with any key employee of any member of Beijing Pypo Group;

(viii) any sale, assignment, exclusive license or transfer of any Intellectual Property, other than in the ordinary course of business;

(ix) any Lien created by any member of the Beijing Pypo Group with respect to any of its properties or assets, except for Liens for taxes not yet due or payable;

(x) any loan or advance to, guarantee for the benefit of, or investment in, any Person (including but not limited to any of the employees, officers or directors, or any members of their immediate families, of any member of Beijing Pypo Group) by a member of Beijing Pypo Group;

(xi) any declaration, setting aside or payment or other distribution in respect of any Affiliated Entities’ capital shares, or any direct or indirect redemption, purchase or other acquisition of any of such shares by such Affiliated Entities other than the repurchase of capital shares from employees, officers, directors or consultants pursuant to share restriction agreements approved by the Board of Directors of such Affiliated Entity;

(xii) any material failure by a member of Beijing Pypo Group to conduct business in the ordinary course, consistent with such member’s past practices;

(xiii) any damages, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operation or business of any member of Beijing Pypo Group;

(xiv) receipt of notice that there has been a loss of, or order cancellation by, any major customer of any member of Beijing Pypo Group;

(xv) any capital expenditures or commitments made by any member of Beijing Pypo Group that aggregate in excess of US$250,000 or RMB equivalent of US$250,000;

(xvi) to the knowledge of Sponsors and members of Beijing Pypo Group, any event or condition of any character which might have a Material Adverse Effect on the assets, properties, financial condition, operation or business of any member of Beijing Pypo Group, but excluding any of the foregoing resulting from general economic conditions or from conditions that generally affect the industry of any member(s) of Beijing Pypo Group or any of their Subsidiaries other than changes that have a materially disproportionate effect on any member(s) of Beijing Pypo Group or any of their Subsidiaries; or

(xvii) any agreement or commitment by any Affiliated Entity to do any of the things described in this Section 3.7.

3.8 Litigation.

(i) There is no action, suit, proceeding, or investigation (including without limitation, any action, suit, proceeding, or investigation regarding the prior employment of any employees of the members of Beijing Pypo Group, or such employees’ use during the course of employment of any information or techniques allegedly proprietary to any of their former employers) pending, and to the knowledge of the Sponsors and the members of Beijing Pypo Group, threatened, against any Sponsors or any member of Beijing Pypo Group. Nor is any Sponsor or any member of Beijing Pypo Group aware of any basis for any of the foregoing. None of the Sponsor and the members of Beijing Pypo Group has initiated or intends to initiate any court action, suit, proceeding or investigation against any Person.

(ii) To the knowledge of the Sponsors and the members of Beijing Pypo Group, there is no action, suit, proceeding or investigation pending or threatened against any key employee or director of any member of Beijing Pypo Group in connection with their respective relationship with such entity.

(iii) There is no judgment, decree, or order of any court or Governmental Authority in effect and binding on any Sponsors or any member of Beijing Pypo Group or their respective assets or properties.

(iv) No Governmental Authority has at any time materially challenged or questioned the legal right of any member of Beijing Pypo Group to conduct its business as presently being conducted.

(v) None of the Sponsors and the members of Beijing Pypo Group has received any opinion or memorandum or advice from legal counsel to the effect that it/he is exposed, from a legal standpoint, to any Liability or disadvantage which may be material to the business of any member of Beijing Pypo Group.

3.9 Liabilities. Except as set forth in Section 3.9 of the Disclosure Schedule or arising under the commitments as set forth in Section 3.10 of the Disclosure Schedule, no member of Beijing Pypo Group has any Liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) Liabilities set forth in the Financial Statements, (ii) trade or business Liabilities incurred in the ordinary course of business, and (iii) other Liabilities that do not exceed US$250,000 or RMB equivalent of US$250,000 in the aggregate.

3.10 Commitments.

(i) Section 3.10(i) of the Disclosure Schedule contains a complete and accurate list of all Contracts to which any member of Beijing Pypo Group is a party or to which any member of Beijing Pypo Group or any of their respective properties is subject or by which any such member or property is bound, including: (A) any Contract involving obligations (contingent or otherwise) of or payments to any member of Beijing Pypo Group in excess of US$250,000 or RMB equivalent of US$250,000 or having an effective term of more than one (1) year, (B) the license or transfer of Intellectual Property or other proprietary rights to or from any member of Beijing Pypo Group, (C) any Contract that limits or restricts the ability of any member of Beijing Pypo Group to compete or otherwise to conduct its business in any manner or location, (D) any joint venture, partnership, alliance or similar Contracts, (E) any asset purchase agreement, share purchase agreement or other Contract for acquisition or divestiture of any assets (including, without limitation, any Intellectual Property) by or of any member of Beijing Pypo Group for aggregate consideration in excess of US$250,000 or RMB equivalent of US$250,000, (F) any Contract that grants a power of attorney, agency or similar authority to a Person other than power delegated to an officer of a member of Beijing Pypo Group for the performance of its duties in the ordinary course of business, (G) any Contract that contains a right of first refusal, and (H) any other Contract that is material and was not made in the ordinary course of business (collectively, the “Material Contracts”).

(ii) Except as set forth in Section 3.10(ii) of the Disclosure Schedule, there are no Contracts containing covenants that in any material way purport to restrict the business activity of any member of Beijing Pypo Group, or limit in any material respect the freedom of any member of Beijing Pypo Group to engage in any line of business that each of them is currently engaged in, or to compete in any material respect with any entity, or to obligate in any material respect any member of Beijing Pypo Group to share, license or develop any product or technology.

(iii) All of the Material Contracts are valid, subsisting, in full force and effect and binding upon the respective parties thereto, the complete and accurate copies of which have been delivered to the Investor.

(iv) Each member of Beijing Pypo Group has in all material respects satisfied or provided for all of their Liabilities and obligations under the Material Contracts requiring performance prior to the date hereof, and is not in default in any material respect under any Material Contract. Nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. None of the Sponsors and members of Beijing Pypo Group is aware of any material default thereunder by any other party(ies) to any Material Contract or any existing condition that with notice or lapse of time or both would constitute a material default, or give any Person the right to declare a material default or exercise any remedy thereunder, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, a Material Contract.

(v) None of the members of Beijing Pypo Group has given to or received from any Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation or material breach of, or material default under, any Material Contract.

(vi) None of the Material Contracts does or will (A) result in a violation or breach of any provision of the respective constitutional documents of any member of Beijing Pypo Group, or (B) result in a material breach of, or constitute a material default under, or result in the creation or imposition of, any Lien to which any member of Beijing Pypo Group or any of their properties is subject, or (C) result in a breach of any applicable Laws.

3.11 Compliance with Laws.

(i) Except as set forth in Section 3.11 of the Disclosure Schedule, each member of Beijing Pypo Group is in compliance with all Laws or regulations that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties, including without limitation, any PRC governmental orders arising under any applicable PRC Laws that may require the registration or licensing of any Intellectual Property but excluding any third party claims, except for such non-compliance that, individually or in the aggregate, would not result in any Material Adverse Effect.

(ii) All approvals and authorizations from and filings and registrations with the relevant Governmental Authority required in respect of Beijing Pypo Group, including but not limited to the registrations with the Ministry of Commerce (or any predecessors), the Ministry of Information Industry, the State Administration of Industry and Commerce (“SAIC”), the State Administration of Foreign Exchange (“SAFE”), any tax bureau, customs authorities, product registration authorities, and the local counterpart of each of the aforementioned PRC Governmental Authorities, as applicable, have been duly completed in accordance with all applicable Laws.

(iii) No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by any member of Beijing Pypo Group of, or a failure on the part of any member of Beijing Pypo Group to comply with, any Law or regulation, or (b) may give rise to any obligation on the part of any member of Beijing Pypo Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for such violations or failures by members of Beijing Pypo Group that, individually or in the aggregate, could not result in any Material Adverse Effect.

(iv) No member of Beijing Pypo Group has received any written notice from any Governmental Authority regarding (a) any actual, alleged, possible, or potential material violation of, or material failure to comply with, any Law, or (b) any actual, alleged, possible, or potential material obligation on the part of any member of Beijing Pypo Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(v) Each member of Beijing Pypo Group has obtained all certificates, approvals, permits, licenses, registration receipts and any similar authority necessary under PRC Laws to conduct foreign exchange transactions (collectively, the “Foreign Exchange Authorizations”) as now being conducted by it, and believes that it can obtain, without undue burden or expense, any such Foreign Exchange Authorizations for the conduct of foreign exchange transactions as presently planned to be conducted. All existing Foreign Exchange Authorizations held by each member of Beijing Pypo Group are valid and none of the members of Beijing Pypo Group is in default under any of such Foreign Exchange

Authorizations. None of the members of Beijing Pypo Group has received any oral or written inquiries, notifications, orders or any other form of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with Circular 75 issued by SAFE on October 21, 2005 (“Circular 75”).

(vi) The transactions as contemplated under the Principal Agreements, and the business of each member of Beijing Pypo Group as now conducted and as presently planned to be conducted (including any business proposed to be conducted by entities that are not currently existing or that are not currently members of Beijing Pypo Group as of the Closing) are in compliance with all Laws and regulations that may be applicable, including without limitation all Laws of the PRC with respect to mergers, acquisitions, foreign investment and foreign exchange transactions.

3.12 Title; Liens; Permits.

(i) The members of Beijing Pypo Group have good and marketable title to all the tangible properties and assets reflected in their books and records, whether real, personal, or mixed, purported to be owned by Beijing Pypo Group, free and clear of any Liens, other than Permitted Liens. With respect to the tangible property and assets it leases, each member of Beijing Pypo Group is in compliance in all material respects with such leases and holds a valid leasehold interest free of any Liens, other than Permitted Liens. Each member of Beijing Pypo Group owns or leases all tangible properties and assets necessary to conduct in all material respects their respective business and operations as presently conducted.

(ii) Except as set forth in Section 3.12 of the Disclosure Schedule, each member of Beijing Pypo Group has all material franchises, authorizations, approvals, permits, certificates and licenses (the “Permits”) necessary for its respective business and operations as now conducted or planned to be conducted pursuant to the Principal Agreements, its business plan and current budget. None of the members of Beijing Pypo Group is in default in any material respect under any such Permits.

(iii) Except as set forth in Section 3.12 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of Beijing Pypo or the Sponsors is required in connection with the valid execution and delivery of this Agreement and the other Principal Agreements.

3.13 Subsidiaries. Except as set forth in Section 3.2 of the Disclosure Schedule, no Affiliated Entity owns or Controls, directly or indirectly, any interest in any other Person or is a participant in any joint venture, partnership or similar arrangement.

3.14 Compliance with Other Instruments. None of the members of Beijing Pypo Group is in violation, breach or default of its constitutional documents (which include, as applicable, any articles of incorporation, articles of association, by-laws, joint venture contracts and similar documents), except for such violation, breach or default that could not result in a Material Adverse Effect. The execution, delivery and performance by the applicable members of Beijing Pypo Group of and compliance with each of the Principal Agreements, and the consummation of the transactions contemplated hereby and thereby, will not be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a violation, breach or default under (a) the constitutional documents of any member of Beijing Pypo Group, (b) any Material Contract, (c) any judgment, order, writ or decree or (d) to the knowledge of the Sponsors and Beijing Pypo, any applicable Law.

3.15 Registration Rights. None of the members of Beijing Pypo Group has granted or agreed to grant any Person any registration rights (including piggyback registration rights) with respect to any of their securities.

3.16 Related Party Transactions. Except as contemplated under the Principal Agreements or as set forth in Section 3.16 of the Disclosure Schedule, no Related Party of Beijing Pypo or other members of Beijing Pypo Group, has any material agreement, understanding, proposed transaction with, or is materially indebted to, any member of Beijing Pypo Group or any Sponsors; nor is any member of Beijing Pypo Group or any Sponsor materially indebted (or committed to make loans or extend or guarantee credit) to any of its Related Parties (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No Related Party of Beijing Pypo or other members of Beijing Pypo Group has any material direct or indirect ownership interest in any firm or corporation with which a member of Beijing Pypo Group is affiliated or with which a member of Beijing Pypo Group has a business relationship, or any firm or corporation that competes with a member of Beijing Pypo Group (except that Related Parties may own less than 1% of the stock of publicly traded companies that engage in the foregoing). No Related Party of Beijing Pypo or other members of Beijing Pypo Group has, either directly or indirectly, a material interest in: (a) any Person which purchases from or sells, licenses or furnishes to a member of Beijing Pypo Group any goods, property, intellectual or other property rights or services; or (b) any Contract to which a member of Beijing Pypo Group is a party or by which it may be bound or affected. For purposes of this Section 3.16 only, the term “material” or “materially” shall mean an obligation or interest in excess of US$50,000 or RMB equivalent of US$50,000.

3.17 Environmental and Safety Laws.

(i) No member of Beijing Pypo Group is in violation of any applicable Law or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing Law or regulation. No member of Beijing Pypo Group (A) owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, (B) is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or (C) is subject to any claim relating to any Environmental Laws and there are no claims, proceedings, investigations or actions by any Governmental Authority or other Person pending or, to the knowledge of the Sponsors and the members of Beijing Pypo Group, threatened in writing in connection with the operations of Beijing Pypo Group under any applicable Environmental Laws.

(ii) To the knowledge of the Sponsors and the members of Beijing Pypo Group, no member of Beijing Pypo Group is in violation in any material respect with any applicable Law relating to the environment or occupational health and safety that could have a material adverse effect on its employees, and no material expenditures are or will be required in order to comply with any such existing Law.

(iii) Each member of Beijing Pypo Group has obtained and holds all material Permits required under applicable Environmental Laws, and is in compliance with all terms and conditions of such Permits.

(iv) All environmental investigations, studies, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession or control of the members of Beijing Pypo Group with respect to any Real Property have been delivered or made available to the Investor.

3.18 Intellectual Property Rights.

(i) The members of Beijing Pypo Group own or otherwise have the right or license to use all Intellectual Property without, to the knowledge of the Sponsors and members of Beijing Pypo Group, any violation or infringement of the rights of others, free and clear of all Liens other than Permitted Liens. Section 3.18(i) of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property owned, licensed to or used by the members of Beijing Pypo Group, whether registered or not, and a complete and accurate list of all licenses granted by any member of Beijing Pypo Group to any Person with respect to any Intellectual Property. There is no claim, proceeding or litigation pending or, to the knowledge of the Sponsors and members of Beijing Pypo Group, threatened against any member of Beijing Pypo Group, contesting the right to use its Intellectual Property, asserting the misuse thereof, or asserting the infringement or other violation of any Intellectual Property of any third party. All material know-how and material inventions conceived by employees of members of Beijing Pypo Group and related to the businesses of Beijing Pypo Group are “works made for hire,” and all right, title, and interest therein, including any applications therefor, have been duly transferred and assigned to Beijing Pypo Group.

(ii) There are no pending proceedings or claims in which any member of Beijing Pypo Group alleges that any Person is infringing upon, or otherwise violating, its Intellectual Property rights. Nor have any such proceedings or claims been served, instituted or asserted by any member of Beijing Pypo Group.

(iii) None of the key employees of any member of Beijing Pypo Group is obligated under any Contract, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Beijing Pypo Group or that would conflict with the business of Beijing Pypo Group as presently conducted. Except for inventions that have been validly and properly assigned or licensed to Beijing Pypo Group, no inventions of any employees of Beijing Pypo Group made prior to their respective employment by Beijing Pypo Group have been utilized during the course of or are necessary for the business operations of any member of Beijing Pypo Group.

(iv) Each member of Beijing Pypo Group has taken all security measures that in the judgment of Beijing Pypo Group are commercially prudent in order to protect the secrecy, confidentiality, and value of their respective material Intellectual Property.

3.19 Real Property.

(i) Each member of Beijing Pypo Group owns or has legal or equitable title to or other right or interest in any real property used in its business (the “Real Property”). Each member of Beijing Pypo Group is the sole legal owner of all land use rights (if any) with respect to its real estate (the “Land Grants”) and all improvements necessary for the current use and operation of its business. Each member of Beijing Pypo Group has all authorizations, approvals, waivers or permits of applicable Governmental Authority(ies) (the “Governmental Approvals”) necessary for the current use and operation of its Real Property, and each member of Beijing Pypo Group has fully complied with all material conditions of such Governmental Approvals applicable to it. No member of Beijing Pypo Group has received any notice of and, to the knowledge of the Sponsors and members of Beijing Pypo Group, no member of Beijing Pypo Group is or has been threatened with, any material default or violation, or event that with the lapse of time or giving of notice or both would become a material default or violation, in the due observance of any Governmental Approval. Except as disclosed in Section 3.19(i) of the Disclosure Schedule, (i) any and all Land Grant premiums required under applicable Laws and the relevant Land Grant contracts securing the land use rights, and (ii) all associated fees and taxes have been or will be fully paid. No member of Beijing Pypo Group has received any notice of and, to the knowledge of the Sponsors and members of Beijing Pypo Group, no member of Beijing Pypo Group is in or has been threatened with, any default or breach of, or challenge to the validity of, any Land Grants.

(ii) All water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by applicable Law necessary for the operation of the business of Beijing Pypo Group (A) are installed across public property or under valid easements to the boundary lines of the Real Property and (B) are connected pursuant to valid Governmental Approvals.

(iii) There does not exist any actual or, to the knowledge of the Sponsors and members of Beijing Pypo Group, threatened condemnation or eminent domain proceedings that affect or might affect any Real Property or any part thereof, and no member of Beijing Pypo Group has, within the past three (3) years, received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(iv) No member of Beijing Pypo Group owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Real Property or any portion thereof or interest therein.

3.20 Entire Business. There are no material facilities, services, assets or properties shared with any other entity that is not a member of Beijing Pypo Group, which are used in connection with the business of Beijing Pypo Group.

3.21 Labor Agreements and Actions.

(i) Except as set forth in Section 3.21 of the Disclosure Schedule, and except as required by Law, none of the members of Beijing Pypo Group is a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

(ii) The employment of each employee of the members of Beijing Pypo Group is terminable at will. Neither the Sponsors nor the members of Beijing Pypo Group are aware that any Key Employee, or that any group of employees of the members of Beijing Pypo Group, intends to terminate their employment with the applicable member of Beijing Pypo Group; nor does any member of Beijing Pypo Group have a present intention to terminate the employment of any of the foregoing.

(iii) Each member of Beijing Pypo Group has complied in all material respects with all applicable Laws related to employment, and to the knowledge of the Sponsors and members of Beijing Pypo Group, none of the members of Beijing Pypo Group has any union organization activities, threatened or actual strikes or work stoppages or material grievances. None of the members of Beijing Pypo Group is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union. Each member of Beijing Pypo Group maintains, and has fully funded, any pension plan and any other labor-related plans that it is required by Law or by Contract to maintain. Each member of Beijing Pypo Group is in compliance with any Law relating to its provision of any form of social insurance (“Social Insurance”), and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Law.

(iv) Each key employee of the members of Beijing Pypo Group is currently devoting substantially all of his or her business time to the conduct of the business of the applicable member of Beijing Pypo Group. No key employee of any member of Beijing Pypo Group is, to the knowledge of the Sponsors and members of Beijing Pypo, planning to work less than full time at such member of Beijing Pypo Group in the future. No key employee is currently working or, to the knowledge of the Sponsors and members of Beijing Pypo, plans to work for any other Person that competes with any member of Beijing Pypo Group, whether or not such key employee is or will be compensated by such Person.

3.22 Insurance. Section 3.22 of the Disclosure Schedule accurately summarizes all of the insurance policies or programs of each member of Beijing Pypo Group that are in effect, and indicates the amount and type of coverage. These policies insure the members of Beijing Pypo Group against such losses and risks and in such amounts as are customary in the business in which each such member is engaged. All such policies are in full force and effect and all premiums due thereon have been paid. All such insurance policies are underwritten by financially sound and reputable insurers, and are sufficient to satisfy all applicable Laws. Each member of Beijing Pypo Group has complied in all material respects with the terms and provisions of such policies. All such policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of any of the transactions contemplated by the Principal Agreements.

3.23 Business Plan and Budget. A current business plan and budget of each member of Beijing Pypo Group for the twelve (12) months following the Closing has been delivered to the Investor. Such business plan and budget was prepared in good faith based upon assumptions and projections which are reasonable and not materially misleading.

3.24 Employee Intellectual Property and Confidentiality Agreement. Each employee of each member of Beijing Pypo Group has entered into an Intellectual Property and Confidentiality Agreement, substantially similar in all material respects to the form set forth in Section 3.24 of the Disclosure Schedule.

3.25 Broker. Other than the agreement with NM Rothschild & Sons (Hong Kong) Limited, none of the Sponsors and the members of Beijing Pypo Group have any Contract with any financial advisor, broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the other Principal Agreements.

3.26 Restructuring. Immediately prior to the Closing, the Restructuring has been duly consummated in accordance with the Plan of Restructuring and to the Investor’s satisfaction, and the consummation is in compliance with all Laws that may be applicable, including without limitation all Laws of the PRC with respect to mergers, acquisitions, foreign investment and foreign exchange transactions.

3.27 Disclosure. No representation or warranty of any member of Beijing Pypo Group contained in this Agreement, the other Principal Agreements, or any certificate furnished or to be furnished to the Investor at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Except as set forth in this Agreement or the Disclosure Schedule, there is no fact that Beijing Pypo and the Sponsors have not disclosed to the Investor in writing and of which any of its officers, directors or executive employees is aware and that has had or would reasonably be expected to have a Material Adverse Effect.

4. Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company, Beijing Pypo and the Sponsors that:

4.1 Status. The Investor is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

4.2 Authorization. The Investor has full power and authority to enter into this Agreement and each of the other Principal Agreements to which it is a party, and this Agreement and each of the other Principal Agreements to which it is a party, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable against it in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3 Purchase for Own Account. The Ordinary Shares purchased hereunder (the “Purchased Securities”) to be received by the Investor, if any, will be acquired for investment purposes for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor does not have any present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that it has not been organized for the purpose of acquiring the Purchased Securities, and it does not have any Contract with any Person to, directly or indirectly, sell, transfer or grant participations, with respect to any of the Purchased Securities and has not solicited any Person for such purpose.

4.4 No Public Market. The Investor understands and acknowledges that the offering of the Purchased Securities will not be registered or qualified under the applicable securities Laws on the grounds that the offering and sale of the Purchased Securities hereunder is exempt from registration or qualification, and that the Company’s reliance upon these exemptions is predicated upon the Investor’s representations in this Agreement. The Investor further understands that no public market now exists for any of the securities issued by the Company.

5. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that:

5.1 Organization, Good Standing and Qualification. The Company is duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Company has all requisite legal and corporate power and authority to carry on their business as now conducted, and is duly qualified to transact business in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect.

5.2 Capitalization and Voting Rights. Immediately before the Closing, the authorized capital of the Company shall consist of:

(i) 1,000,000,000 Ordinary Shares, par value US$0.0001 per share, of which (A) 91,350,000 shares was issued to China Bright and 91,350,000 shares was issued to Style Tech each in accordance with the Plan of Restructuring; (B) 90,000,000 shares will be issued to the Investor at the Closing. The rights, privileges and preferences of Ordinary Shares are as stated in the Memorandum and Articles.

(ii) Except as set forth above and except for certain rights provided in the Principal Agreement, there are no outstanding options, securities, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholders agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its equity securities. Except for certain rights provided in the Principal Agreements, the Company is not a party or subject to any agreement that affects or relates to the voting or giving of written consents with respect to any security of the Company.

5.3 Authorization. The Company has all requisite legal and corporate power, and has taken all necessary corporate action on the part of the Company, its officers, directors and shareholders for the authorization, execution and delivery of this Agreement, and the other Principal Agreements; and the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Ordinary Shares being sold hereunder, has been taken or will be taken prior to the Closing. This Agreement, and each of the other Principal Agreements to which the Company is party, when executed and delivered by the Company, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (B) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The issuance of any Purchased Securities is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been obtained from the holders thereof.

5.4 Valid Issuance of Shares. The Purchased Securities, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens and unless stated herein otherwise will be free of restrictions on transfer (except for any restrictions on transfer under applicable securities Laws).

5.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Company is required in connection with the offer, sale, issuance or reservation for issuance of the Purchased Securities, the valid execution and delivery of this Agreement and the other Principal Agreements, or the consummation of the transactions contemplated under the Principal Agreements.

5.6 Offering. The offer, sale and issuance of the Purchased Securities as contemplated by this Agreement, is exempt from the qualification, registration and prospectus delivery requirements under any applicable securities Laws.

6. Conditions of the Investor’s Obligations at Closing. Unless otherwise waived in writing by the Investor, the obligations of the Investor under Section 2 of this Agreement, are subject to the fulfillment on or before the Closing of each of the following conditions:

6.1 Representations and Warranties. Except as set forth in the Disclosure Schedule, the representations and warranties of the Sponsors and Beijing Pypo contained in Section 3 and the representations and warranties of the Company contained in Section 5 shall be true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing (if not the same date as the date hereof) with the same effect as though such representations and warranties had been made on and as of the date of such Closing, except in either case for those representations and warranties (a) that already contain any materiality qualification, which representations and warranties, to the extent already so qualified, shall instead be true and correct in all respects as so qualified as of such respective dates and (b) that address matters only as of a particular date, which representations will have been true and correct in all material respects (subject to clause (a) above) as of such particular date.

6.2 Performance. Each of the Company, the Sponsors and Beijing Pypo shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

6.3 Authorizations. Each of the Company, the Sponsors and Beijing Pypo shall have obtained all authorizations, approvals, waivers or permits of, or registration, qualification, designation, declaration or filing with any Person or any Governmental Authority necessary for the consummation of all of the transactions contemplated by the Principal Agreements, including without limitation any authorizations, approvals, waivers or permits that are required in connection with the lawful issuance of the Purchased Securities pursuant to this Agreement, and all such authorizations, approvals, waivers and permits shall be effective as of the Closing.

6.4 Closing Certificates.

(i) The chief executive officer of the Company shall have executed and delivered to the Investor at the Closing a certificate (a) stating that, with respect to the Company only, the conditions specified in Sections 6.1, 6.2, 6.3, 6.5, 6.6, and 6.7 hereto have been fulfilled, and (b) attaching thereto (A) a complete copy of Memorandum and Articles as then in effect, (B) copies of all resolutions approved by the Company’s shareholders and board of directors related to the Restructuring and the transactions contemplated under the Principal Agreements, and (C) good standing certificates with respect to the Company from the applicable authority(ies) in the Cayman Islands.

(ii) Wan shall have executed and delivered to the Investor at the Closing a certificate (a) stating that, with respect to the Sponsors and Beijing Pypo, the conditions specified in Sections 6.1, 6.2, 6.3, 6.5, 6.7 and 6.8 hereto have been fulfilled, and (b) attaching thereto (A) the constitutional documents of each member of Beijing Pypo Group then in effect, (B) copies of all resolutions approved by Beijing Pypo’s shareholders and board of directors related to the Restructuring and the transactions contemplated under the Principal Agreements, and (C) good standing certificates with respect to each member of Beijing Pypo Group from the applicable authority(ies) in the jurisdiction of its incorporation.

6.5 Proceedings and Documents. All corporate and other proceedings of the Company and the Affiliated Entities in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, and the Investor shall have received all such counterpart original or other copies of such documents as it may reasonably request.

6.6 Memorandum and Articles. The Memorandum and Articles of the Company, in the forms attached hereto as Exhibit A-1 and Exhibit A-2, respectively, each as may be amended from time to time as requested by the Investor or as may be approved by the Investor, shall have been duly adopted by all necessary action of the Company and shall have been duly filed with the Registrar of Companies of the Cayman Islands, and such adoption shall become effective prior to the Closing with no alternation or amendment as of the Closing.

6.7 Restructuring. The Restructuring has been duly consummated in accordance with the Plan of Restructuring and to the satisfaction of the Investor, and the consummation is in compliance with all Laws that may be applicable, including without limitation all Laws of the PRC with respect to mergers, acquisitions, foreign investment and foreign exchange transactions.

6.8 Articles of Association of Beijing Pypo. The Articles of Association of Beijing Pypo shall have been amended and restated by all necessary action of Beijing Pypo reasonably satisfactory in form and substance to the Investor to remove all provisions therein inconsistent with the terms of the Principal Agreements. Such amendment and restatement shall have been duly filed with SAIC, and shall become effective upon the Closing with no other alternation or amendment as of the Closing.

6.9 Opinions of Counsel. The Investor shall have received to its sole satisfaction:

(i) from the special People’s Republic of China counsel for the Company, an opinion, dated as of the Closing, in the form satisfactory to the Investor;

(ii) from the special Cayman Islands counsel for the Company, an opinion, dated as of the Closing, in the form satisfactory to the Investor; and

(iii) from the special Hong Kong counsel for the Company, an opinion, dated as of the Closing, in the form satisfactory to the Investor.

6.10 Investment Committee Approval. The Investor’s investment committee shall have approved the execution of the Principal Agreements and the Closing.

6.11 Commitment and Non-Competition. Each of the Sponsors and the Company shall have executed and delivered a Commitment and Non-Compete Agreement in the form attached hereto as Exhibit B (the “Commitment and Non-Compete Agreement”), as may be amended from time to time as requested by the Investor or as may be approved by the Investor.

6.12 Shareholders and Sponsors Agreement. The applicable Parties shall have executed and delivered a certain Shareholders and Sponsors Agreement to the Investor in the form attached hereto as Exhibit C (the “Shareholders and Sponsors Agreement”), as may be amended from time to time as requested by the Investor or as may be approved by the Investor.

6.13 Investor Director. Upon Closing, the Investor shall have the right to nominate, at any time and from time to time, individuals to occupy one of the positions on the board of directors of each of the Company, PDH(HK) and Beijing Pypo (the “Investor Director”). Each of the Company, PDH(HK) and Beijing Pypo shall indemnify the Investor Director to the maximum extent permitted by applicable Laws and deliver to the Investor a copy of the indemnification agreement duly executed by it in the form attached hereto as Exhibit D (the “Indemnification Agreement”), as may be amended from time to time as requested by the Investor or as may be approved by the Investor.

6.14 No Litigation. There is no action, suit, proceeding or investigation pending or threatened against any member of Beijing Pypo Group or Sponsors or any of the property of any of the foregoing that could reasonably be expected to have a Material Adverse Effect.

6.15 Disclosure Schedule. Sponsors and Beijing Pypo shall have provided an accurate and complete Disclosure Schedule; and the Investor is satisfied, in its sole discretion, with its review of the Disclosure Schedule. Upon the satisfactory review and approval by the Investor, such Disclosure Schedule shall be attached and incorporated as a part of this Agreement.

7. Conditions of the Company’s, the Sponsors’ and Beijing Pypo’s Obligations at Closing. The obligations of the Company, the Sponsors and Beijing Pypo as of the Closing under this Agreement, unless otherwise waived in writing by the Company, the Sponsors or Beijing Pypo, as the case may be, are subject to the condition that the representations and warranties of the Investor contained in Section 4 shall be true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

8. Covenants and Agreements.

8.1 Audited Financial Statements. As soon as practicable following the Closing, but in any event no later than four (4) months after the Closing, Beijing Pypo shall submit to the Investor at Beijing Pypo’s expense (i) an audited consolidated financial statements of Beijing Pypo Group for the fiscal years ended March 31, 2006 and March 31, 2007, and (ii) an unaudited consolidated management accounts of Beijing Pypo Group for the six-month period ended September 30, 2007, each (x) prepared in accordance with the Hong Kong Financial Reporting Standards applied on a consistent basis, and (y) audited and certified by a “big four” accounting firm or other independent certified public accountant acceptable to the Investor.

8.2 Conduct of Business by Beijing Pypo Group. Except with the prior written consent of the Investor, and except as otherwise contemplated herein or required by Law, during the period from the date hereof to the date of the Closing, Beijing Pypo agrees to observe, and to cause all the other members of Beijing Pypo Group to observe, the following covenants:

(i) Affirmative Covenants. Each member of Beijing Pypo Group shall:

(A) use reasonable efforts to preserve intact its business organization and keep available the services of present employees, in each case in accordance with past practice, it being understood that the voluntary termination of an employee or termination of employees with poor performance ratings shall not constitute a violation of this covenant;

(B) comply in all material respects with all Laws applicable to it or to the conduct of its business and, in the ordinary course consistent with past practice, perform and comply with all Contracts, commitments and obligations by which it is bound;

(C) duly and timely file (giving effect to any permitted extensions) all Tax Returns or reports required to be filed with taxing authorities and promptly pay all Taxes, assessments and governmental charges levied or assessed upon them or any of their properties (unless contesting the same in good faith and adequate provision has been made therefor);

(D) keep in effect casualty, public liability, worker’s compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

(E) in the ordinary course consistent with past practice, preserve, advertise, promote and market its business, keep its properties intact, maintain good commercial working relationships with its customers, preserve its goodwill, and maintain all physical properties in good operating condition;

(F) in the ordinary course consistent with past practice, preserve and protect its Intellectual Property; and

(G) operate its business solely in the ordinary course consistent with past practice.

(ii) Negative Covenants. None of the members of Beijing Pypo Group shall:

(A) sell, transfer, mortgage, pledge or create or permit to be created any Lien on, any of its assets, other than sales or transfers in the ordinary course of business and Permitted Liens;

(B) (x) incur any obligation or Liabilities other than (1) in the ordinary course of business or (2) for reasonable Transaction Expenses (as defined in Section 11.8 below), (y) incur any indebtedness for borrowed money, or (z) enter into any contracts or commitments involving payments by any member of Beijing Pypo Group of US$250,000 or RMB equivalent of US$250,000 or more, other than purchase orders or commitments for inventory, materials and supplies in the ordinary course of business;

(C) employ or engage any new officer, director, employee or consultant or change the compensation or fringe benefits of any officer, director, employee or consultant other than as required by the existing terms of contracts entered into before the date of this Agreement;

(D) (x) grant any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock, (y) declare or pay any dividend or other distribution with respect to any shares of its capital stock, or (z) issue or redeem any shares of its capital stock;

(E) amend its constitutional documents;

(F) make any acquisition of any other business or other acquisition of property other than in the ordinary course of business consistent with past practices;

(G) enter into or modify any Material Contract other than in the ordinary course of business consistent with past practices;

(H) take any actions that would result in any of the representations or warranties made in Section 3 hereof being untrue; or

(I) take any affirmative action or fail to take any reasonable action within its control as a result of which any of the changes or events listed in Section 3.7 is likely to occur.

8.3 Use of Proceeds. The Company shall use the proceeds from the sale of the Purchased Securities hereunder only for direct or indirect acquisition of PRC companies engaged in the retailing of digital consumer electronics and related products (the “Retailers”); provided that any such acquisitions directly or indirectly (through its Affiliates) by the Company shall require the express written consent of the Investor. The Parties further agree that the proceeds from the sale of the Purchased Securities hereunder shall first be deposited to the Company Account in accordance with Section 2.3 hereof, then transferred to a foreign exchange bank account of Beijing Pypo, then transferred to a RMB bank account of Beijing Pypo. For each of the foreign exchange bank account and the RMB bank account of Beijing Pypo, Clement Kwong, the representative of the Investor, or any his successor as appointed by the Investor shall be named a signatory and any withdrawal, disbursement or payment from, or any other transactions relating to such bank accounts shall require the signature of Clement Kwong or his successor as appointed by the Investor. Clement Kwong or his successor as appointed by the Investor shall never be removed as a signatory of each of the foreign exchange bank account and the RMB bank account of Beijing Pypo.

8.4 Listing. As soon as practicable after the Closing, but in any event no later than June 30th, 2009, the Sponsors and the Company shall manage to achieve a listing of the Ordinary Shares of the Company on New York Stock Exchange, the NASDAQ Global Market, the Hong Kong Stock Exchange Main Board, the Hong Kong Stock Exchange GEM, London Stock Exchange, London Stock Exchange AIM, Singapore Stock Exchange Main Board or any other internationally recognized exchange (the “Listing”). Following the Closing and until a Listing has been achieved, no dividends shall be declared or paid by Beijing Pypo, and no dividend previously declared shall be paid by Beijing Pypo in cash at any time unless the Board of Directors of Beijing Pypo (including the Investor Director) agrees that the payment of such dividends will have no material adverse impact on the cash position of Beijing Pypo. Following the Closing and until a Listing has been achieved, the Company should ensure that no dividends shall be declared or paid by PDH(HK), and no dividend previously declared shall be paid by PDH(HK) in cash at any time unless the Board of Directors of PDH(HK) (including the Investor Director) agrees that the payment of such dividends will have no material adverse impact on the cash position of PDH(HK).

8.5 Information and Inspection Rights of the Investor.

(i) Following the Closing, Beijing Pypo shall deliver to the Investor the following periodic documents or reports, each to be prepared in English and in accordance with the Hong Kong Financial Reporting Standards; and the senior management employees of Beijing Pypo shall meet with the Investor promptly upon request to discuss and answer any questions regarding such documents or reports:

(A) within twenty (20) days after the end of each calendar month, a consolidated monthly management accounts of Beijing Pypo Group;

(B) within thirty (30) days after the end of each calendar quarter, a consolidated quarterly management accounts of Beijing Pypo Group;

(C) within sixty (60) days after the end of each calendar year, a consolidated annual management accounts of Beijing Pypo Group;

(D) within a hundred and twenty (120) days after the end of each fiscal year of Beijing Pypo beginning 2007, (x) a consolidated income statement and statement of cash flows for Beijing Pypo Group for such fiscal year and a consolidated balance sheet for Beijing Pypo Group as of the end of the fiscal year, audited and certified by a “big four” accounting firm or other independent certified public accountant acceptable to the Investor, and (y) a management report of the business overview of Beijing Pypo Group, including a comparison of the financial results of such fiscal year with the corresponding annual budget;

(E) no later than thirty (30) days prior to the end of each calendar year, an annual business plan of Beijing Pypo Group, including a pro forma operating budget for the succeeding calendar year and a pro forma income statement and statement of cash flows for the succeeding three (3) calendar years.

(ii) Following the Closing, Beijing Pypo shall permit the Investor to visit and inspect, at the Investor’s own expense, during normal business hours following reasonable notice to Beijing Pypo, any of the properties of the members of Beijing Pypo Group, and examine the books of account and records of each member of Beijing Pypo Group, and discuss the affairs, finances and accounts of the members of Beijing Pypo Group with the directors, officers, senior management employees, accountants, legal counsel and investment bankers of such members, all at such reasonable times as may be requested in writing by the Investor.

(iii) For the Investor’s reporting and analysis purposes, the Investor may demand from Beijing Pypo and Beijing Pypo shall provide the Investor with, any other information and data on Beijing Pypo Group’s operations and financial conditions not previously provided, provided that the Investor shall bear the related expenses if such information and data is to be prepared by third party professionals.

8.6 Related Party Transactions. All Parties agree and covenant that any financial transactions or arrangements between any of the Sponsors or any of its Related Parties, on one side, and Beijing Pypo or any of its Related Parties, on the other side, shall be fully disclosed by the relevant Parties to all Directors of the Company and shall be conducted on arms-length basis and competitive market terms.

8.7 Governmental Filings and Registrations. Each of the Company, Beijing Pypo and the Sponsors shall use its/his best efforts to ensure that all filings and registrations with all Governmental Authorities required in respect of the Affiliated Entities, including without limitation the registrations with the PRC Ministry of Commerce, the PRC Ministry of Information Industry, the PRC SAIC, the PRC SAFE, tax bureaus, customs authorities, product registration authorities, health regulatory authorities and the state, provincial and local counterparts of each of the aforementioned governmental authorities, as applicable, as required in connection with the Restructuring and the transactions contemplated under the Principal Agreements shall be duly completed in accordance with the relevant rules and regulations.

8.8 SAFE Compliance. The Company (and any of its Subsidiaries following the Closing), Beijing Pypo and the Sponsors shall fully comply with all applicable PRC Laws relating to the filing, registration and reporting to SAFE or any of its local branches with respect to the Restructuring, the transactions contemplated under the Principal Agreements, any foreign exchange transactions, investments, changes or occurrence of significant events. If the Investor or any transferee of the Purchased Securities is a “Domestic Resident” as defined in Circular 75, or is subject to the SAFE registration or reporting requirements under Circular 75, in each case as determined by the Board of Directors of the Company (with the advice of counsel to the Company), the Company shall take all the reasonable actions and execute such instruments on behalf of the Investor as necessary to comply with the applicable SAFE registration or reporting requirements under Circular 75.

8.9 Notice of Litigation and Proceedings. The Company and Beijing Pypo shall give prompt notice in writing to the Investor of any litigation, arbitral proceedings and regulatory proceedings affecting the Company, Beijing Pypo Group or any of the property of any of the foregoing.

8.10 Redemption. If by March 31, 2008, the aggregate Guaranteed Net Profit of all the Retailers acquired by Beijing Pypo following the Closing attributable to Beijing Pypo does not meet RMB 40,000,000 (forty million), the Investor may at its sole discretion, choose to, but is not obligated to, terminate the Investment and request a redemption of all the Purchased Securities. Upon such redemption request by the Investor, the Company, the Sponsors and Beijing Pypo shall have the joint and several obligation to promptly redeem the Purchased Securities from the Investor, and as consideration thereof, to pay US$90,000,000 (Ninety Million US Dollars) to the Investor within sixty (60) days of the redemption request, in such manner (including form of payment) as satisfactory to the Investor.

9. Confidentiality.

9.1 Disclosure of Terms. The terms and conditions of the Principal Agreements, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, any other agreements executed as of the date hereof, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except as permitted in accordance with the provisions set forth below.

9.2 Permitted Disclosures. Notwithstanding the foregoing, the Company may disclose (i) the existence of the Investment to its bona fide prospective investors, employees, bankers, lenders, accountants, legal counsels and business partners, or to any other person or entity to which disclosure is pre-approved in writing by the Investor, and (ii) the Financing Terms to its current investors, employees, bankers, lenders, accountants and legal counsels, in each case only where such persons or entities are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 9, or to any other person or entity to which disclosure is pre-approved in writing by the Investor. The Investor may disclose (i) the existence of the Investment and the Financing Terms to any partner, limited partner, former partner, potential partner or potential limited partner of the Investor or other third parties and (ii) the fact of the Investment to the public, in each case as it deems appropriate in its sole discretion. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 9.3 below.

9.3 Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws and regulations of any jurisdiction) to disclose the existence of this Agreement or content of any of the Financing Terms, such Party (the “Disclosing Party”) shall provide the other Parties hereto with prompt written notice of that fact and shall consult with the other Parties hereto regarding such disclosure. At the request of any other Party, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance of confidential treatment of such disclosed information.

9.4 Other Exceptions. Notwithstanding any other provision of this Section 9, the confidentiality obligations of the Parties shall not apply to: (a) information which a restricted party learns from a third party having the right to make the disclosure; provided, that the restricted party shall comply with any restrictions imposed by the third party; (b) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (c) information which enters into the public domain without breach of confidentiality by the restricted party.

9.5 Press Releases, Etc. Except for any announcements which are required to be made by Golden Meditech in compliance with the applicable Laws in relation to the Hong Kong Stock Exchange GEM, no announcements regarding the Investor’s Investment in the Company may be made by any Party hereto in any press conference, professional or trade publication, marketing materials or otherwise to the public without the prior written consent of the Investor and the Company; provided, that any such announcement made by the Investor shall not be subject to the consent of the Company.

9.6 Prior Agreements. The provisions of this Section 9 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties hereto with respect to the transactions contemplated hereby, including the Term Sheet, dated as of July 10, 2007 and as amended as of September 11, 2007.

9.7 Notices. All notices required under this Section 9 shall be made pursuant to Section 11.4 of this Agreement.

10. Indemnification.

10.1 Survival of Representations and Warranties. The representations and warranties set forth under Sections 3 and 5 shall survive until the earlier of (i) the expiration of the period during which, under applicable Laws, the ability of the Investor to sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any Ordinary Shares owned by the Investor is restricted following the Listing, (ii) the date neither the Investor nor its Affiliates hold any Ordinary Shares, and (iii) the date of three (3) years following the Closing (such survival period shall be referred hereafter as the “Survival Period”), and such warranties and representations shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor.

10.2 Indemnity.

(i) Each of the Company, Beijing Pypo and the Sponsors shall, severally and jointly, indemnify the Investor for any losses, Liabilities, damages, Liens, penalties, costs and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the foregoing (but excluding any consequential, speculative or punitive damages) (collectively, the “Losses”), incurred by Investor as a result of (A) any breach or violation of any representation or warranty made by Beijing Pypo or any Sponsor in Section 3 hereof or by the Company in Section 5 hereof, or (B) any breach by the Company, Beijing Pypo or any Sponsor of any covenant or agreement contained herein or in any of the other Principal Agreements, or (C) any activities of members of Beijing Pypo Group or any Sponsors or the Company prior to or on the Closing.

(ii) If the Investor believes that it has a claim that may give rise to an indemnity obligation hereunder, it shall give prompt notice thereof to the Company, Beijing Pypo and/or the Sponsors stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted; provided that any such notice with respect to the breach of any representation or warranty shall be given within the Survival Period; provided further that any such notice with respect to the breach of any covenant or agreement shall be given on a timely basis.

(iii) This Section 10 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of any other remedies for the breach of the representations, warranties or covenants and agreements hereunder.

11. Miscellaneous

11.1 Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflicts of law thereunder.

11.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

11.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.4 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties hereto in accordance with this Section 11.4). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

11.5 Finder’s Fee. Each Party agrees to indemnify and to hold harmless the other Parties from any Liabilities for any broker, finder or similar fee or commission (and the reasonable costs and expenses of defending against such liability or asserted liability) incurred by such Party in connection with the transactions contemplated hereunder.

11.6 Further Assurance. Each of the Parties agrees to execute such further instruments, documents and other writings, and to take such further action as may be reasonably necessary to carry out the full intent of this Agreement.

11.7 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. The rights of the Investor hereunder are assignable in connection with the transfer (subject to applicable securities and other Laws) of all or partial Purchased Securities held by the Investor; provided, however, that (a) the Investor shall, prior to the effectiveness of such transfer, furnish to the Company written notice of the name and address of such transferee and the number of shares of Purchased Securities that are being assigned to such transferee, (b) any such transferee shall receive such assigned rights subject to all the terms and conditions of this Agreement. This Agreement, and the rights and obligations hereunder, shall not otherwise be assigned without the mutual written consent of the Parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

11.8 Transaction Expenses. Each Party shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Principal Agreements and the transactions contemplated hereby and thereby (the “Transaction Expenses”); provided that the Company shall pay all reasonable Transaction Expenses incurred or to be incurred by the Investor in conducting due diligence investigations on the Company and Beijing Pypo Group and in preparing, negotiating and executing all documentation (including without limitation the Principal Agreements, and any other agreements executed as of the date hereof), including all reasonable documented fees and expenses of any outside legal counsel, accounting and other professional advisors, up to a maximum aggregate amount of US$1,350,000. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and expenses in addition to any other relief to which such party may be entitled.

11.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties hereto.

11.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11.11 Entire Agreement. The Principal Agreements and any other agreements executed as of the date hereof, together with all schedules and exhibits hereto and thereto, constitute the entire agreement among the Parties. For the avoidance of doubt, this Agreement shall be deemed to terminate and supersede the provisions of the Term Sheet dated as of July 10, 2007, as amended as of September 11, 2007.

11.12 Dispute Resolution.

(i) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the Parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to any other Party(ies) hereto a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either Party with notice to the other.

(ii) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three arbitrators. Each party in the dispute shall select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(iii) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the Centre in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 11.12, including the provisions concerning the appointment of arbitrators, the provisions of this Section 11.12 shall prevail.

(iv) The arbitrators shall decide any dispute submitted by the Parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong and shall not apply any other substantive Law.

(v) Each Party hereto shall cooperate with the others in making full disclosure of and providing complete access to all information and documents requested by the others in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

(vi) The award of the arbitration tribunal shall be final and binding upon the disputing Parties, and either Party may apply to a court of competent jurisdiction for enforcement of such award.

(vii) Either Party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

11.13 Rights Cumulative. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

11.14 Interpretation. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; and (vii) the term “day” means “calendar day”.

11.15 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

11.16 No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

11.17 Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

COMPANY:	PYPO DIGITAL COMPANY LIMITED

	By:	/s/ Kam Yuen
	Name:	Kam Yuen
	Title:	Authorized Signatory

Address:

48/F, Bank of China Tower,
1 Garden Road, Central, Hong Kong

BEIJING PYPO:	BEIJING PYPO TECHNOLOGY GROUP COMPANY LIMITED

	By:	/s/ ZHANG Kuo
	Name:	ZHANG Kuo
	Title:	Authorized Signatory

Address:

South3/F
Chang’AnXiongRong Center
No.1 NaoShiKou Street
XiCheng District
Beijing, PRC
Tel: +86 10 58325858 Fax: +86 10 58325859

INVESTOR:	ARCH DIGITAL HOLDINGS LTD.

	By:	/s/ Clement Kwong
	Name:	Clement Kwong
	Title:	Director

Address:

c/o ARC Capital Holdings Limited
Suite 4703 Plaza 66 Tower 2
1366 Nanjing Road West Shanghai, PRC 200040 Tel: +8621 61135818 Fax: +86 61135806

c/o ARC Capital Holdings Limited
13/F St. John’s Building
33 Garden Road Central, Hong Kong Tel: +852 3115 0243 Fax: +852 3115 0244

SPONSORS:	GOLDEN MEDITECH COMPANY LIMITED

	By:	/s/ Kam Yuen
	Name:	Kam Yuen
	Title:	Chairman

Address:

48/F, Bank of China Tower,
1 Garden Road, Central, Hong Kong

CHINA BRIGHT GROUP CO., LTD.

	By:	/s/ Kam Yuen
	Name:	Kam Yuen
	Title:	Chairman

Address:

48/F, Bank of China Tower,
1 Garden Road, Central, Hong Kong

STYLE TECHNOLOGY DEVELOPMENT LIMITED

	By:	/s/ CHAN Yuk Han
	Name:	CHAN Yuk Han
	Title:	Director

Address:

South3/F
Chang’AnXiongRong Center
No.1 NaoShiKou Street
XiCheng District
Beijing, PRC
Tel: +86 10 58325858 Fax: +86 10 58325859

SPONSORS:	Francis WAN

/s/ Francis WAN

Canadian Passport Number: BC266681

Address:

South3/F
Chang’AnXiongRong Center
No.1 NaoShiKou Street
XiCheng District
Beijing, PRC
Tel: +86 10 58325968 Fax: +86 10 58325969

ZHANG Kuo

/s/ ZHANG Kuo

P.R. China Passport Number: 110222197101220755

Address:

South3/F
Chang’AnXiongRong Center
No.1 NaoShiKou Street
XiCheng District
Beijing, PRC
Tel: +86 10 58325958 Fax: +86 10 58325959

FEI Dongping

/s/ FEI Dongping

P.R. China Passport Number: 430602196908171516

Address:

South3/F
Chang’AnXiongRong Center
No.1 NaoShiKou Street
XiCheng District
Beijing, PRC
Tel: +86 10 58325858 Fax: +86 10 58325859

DISCLOSURE SCHEDULE

to

EQUITY SUBSCRIPTION AGREEMENT

Dated November 7th, 2007

SCHEDULE I

PLAN OF RESTRUCTURING1

Each of China Bright and Style Tech shall acquire 91,350,000 Ordinary Shares of the Company, and in exchange, PDH(HK), the wholly-owned subsidiary of the Company shall acquire all the registered capital of Beijing Pypo from China Bright and Style Tech. Upon the consummation of the transactions as set forth above, the shareholding structure of China Bright, Style Tech, the Company, PDH(HK) and Beijing Pypo shall be as follows:

[1]	Capitalized terms not defined in the Plan of Restructuring shall have the meanings ascribed thereto in the Equity Subscription Agreement.

EXHIBIT A-1

FORM OF MEMORANDUM OF ASSOCIATION OF THE COMPANY

EXHIBIT A-2

FORM OF ARTICLES OF ASSOCIATION OF THE COMPANY

EXHIBIT B

COMMITMENT AND NON-COMPETE AGREEMENT

EXHIBIT C

SHAREHOLDERS AND SPONSORS AGREEMENT

EXHIBIT D

INDEMNIFICATION AGREEMENT

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-